Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS

THIRD QUARTER 2026 RESULTS

– Rental Income Increases 11.9% Year Over Year –

– Acquired Industrial Building for $11.3 Million and Under Contract to Acquire a $34 Million Industrial Portfolio –

– Realized $30.7 Million in Net Proceeds from Sales During and Subsequent to the Quarter –

– Industrial Properties Represent Approximately 86% of Base Rent –

GREAT NECK, New York, November 3, 2026 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on the ownership of industrial properties, today announced operating results for the quarter ended September 30, 2026.

“Third quarter results reflect the continued growth of our industrial portfolio, with total revenues up 11.9% from the prior year, driven by the contribution from our accretive industrial acquisitions,” stated Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “We continue to recycle capital from retail and other assets that have reached peak value into industrial properties, which now represent approximately 86% of our base rent. We were also pleased to acquire a 100,000 square foot industrial building in Florida, adding another high-quality asset in the Southeast, a region with sustained demand. We also entered into an agreement to acquire a four-building industrial portfolio in the Milwaukee MSA, that, upon closing, will add another diverse tenant base in a tight industrial submarket. With our new credit facility in place, we remain well-positioned to continue executing on our industrial growth strategy and creating long-term value for our stockholders.”

Third Quarter and Recent Highlights:

●	Net income of $0.04 per diluted share, compared to $0.48 in the third quarter of 2025, due principally to a $887,000 net gain on sales of real estate in the current quarter versus a $9.1 million net gain on sales of real estate in the prior-year quarter.

●	7.1% growth in FFO[1] per diluted share to $0.45 per share, up $0.03 from the third quarter of 2025, and 8.7% growth in AFFO per diluted share[1] to $0.50 per share, up $0.04 from the third quarter of 2025, driven primarily by the increase in rental income.

●	Total revenues of $26.6 million, up $2.8 million, or 11.9%, from the third quarter of 2025.

●	Industrial properties represent approximately 86% of base rent, and portfolio occupancy was 97.5% as of quarter end.

●	Entered into a new $100 million revolving credit facility, extending maturity and enhancing financial flexibility, as previously disclosed.

●	Acquired a 100,000 square foot industrial building in Ocala, Florida for $11.3 million.

●	Signed a definitive agreement to purchase a four-building, 277,000 square foot industrial portfolio in the Milwaukee, Wisconsin MSA for $34 million, with closing expected in the fourth quarter of 2026.

[1]	A reconciliation of GAAP amounts to non-GAAP amounts (i.e., FFO and AFFO) is presented with the financial information included in this release.

●	Sold two non-core retail properties for an aggregate price of $7.8 million, generating net proceeds of $6.2 million and a net gain, before a $1.4 million impairment loss, of $887,000.

●	Sold five properties, including two industrial and three retail, for an aggregate price of $25.1 million and aggregate net proceeds of approximately $24.5 million subsequent to quarter end.

Key Drivers of Third Quarter Results:

●	Rental income, net, grew 11.9%, or $2.8 million, year over year due primarily to accretive acquisitions, which contributed an additional $3.4 million, partially offset by $661,000 from properties sold.

●	Total operating expenses were $19.3 million compared to $17.0 million year over year, primarily due to a $1.6 million increase in depreciation and amortization and higher real estate expenses related to additional industrial properties acquired.

●	Interest expense was $6.8 million compared to $5.6 million in the prior year quarter, reflecting an increase in the weighted average principal amount of mortgage debt outstanding and, to a lesser extent, higher weighted average interest rates.

●	FFO grew 9.7% to $9.9 million, and AFFO increased 9.3% to $11.0 million, driven primarily by an increase in rental income related to accretive industrial acquisitions, offset primarily by additional interest expense.

●	Diluted per share net income, FFO and AFFO were impacted compared to the corresponding quarter in the prior year by an average increase of approximately 224,000 in the weighted average number of shares of common stock outstanding as a result of stock issuances in connection with the equity incentive and dividend reinvestment programs.

Third Quarter Results

	Three Months Ended
	September 30,
Key Metrics	2026	2025	% Change
(Amounts in thousands, Except Per Share Data)
Total revenues	$26,602	$23,771	11.9%

Net income attributable to OLP	$1,096	$10,478	(89.5)%
Net income / share attributable to common stockholders – diluted	$0.04	$0.48	(91.7)

FFO	$9,937	$9,057	9.7%
FFO / share – diluted	$0.45	$0.42	7.1%

AFFO	$11,007	$10,072	9.3%
AFFO / share – diluted	$0.50	$0.46	8.7%

Balance Sheet:

At September 30, 2026, the Company had $20.1 million of cash and cash equivalents, total assets of $880.5 million, total debt of $543.4 million (including $10.0 million outstanding under its credit facility), and total OLP stockholders’ equity of $297.1 million.

At October 30, 2026, One Liberty’s available liquidity was $104.8 million, including $21.0 million of cash and cash equivalents (including the credit facility’s required $3.0 million average deposit maintenance balance) and $83.8 million available under its credit facility.

As previously disclosed, in July, the Company and its lenders entered into a new $100 million credit facility with a scheduled maturity in December 2029 and an extension right to December 2030. Interest is based on the 30-day SOFR plus an applicable margin, based on the ratio of total debt to the value of the Company’s properties, of between 175 and 250 basis points. The new facility adds an “accordion” feature which provides the option to increase the facility by up to $50 million, and it expands the purposes for which the facility can be used, further enhancing the Company’s financial flexibility.

Transaction Activity:

●	Acquired a 100,000 square foot industrial building in Ocala, Florida, for $11.3 million. The Company estimates that the property will initially generate annual rental income of approximately $890,000. The property is strategically located in the heart of Ocala and provides convenient access to major roads and offers a unique opportunity to serve two of the region's fastest-growing metros of Tampa and Orlando. The property offers multiple loading options, including grade-level and dock-high configurations.

●	Sold two non-core retail properties for an aggregate price of $7.8 million, generating net proceeds of $6.2 million and an impairment loss of $1.4 million, which resulted in a net gain of $887,000: (1) a retail property in Monroeville, Pennsylvania for $2.1 million, generating net proceeds of $1.9 million and a gain of $887,000, and (2) a retail property in Chicago, Illinois for $5.7 million, generating net proceeds of $4.2 million and a $1.4 million non-cash impairment loss.

●	Signed a definitive contract to purchase a portfolio of four industrial buildings in the Milwaukee, Wisconsin, MSA totaling 277,117 square feet for approximately $34 million, as previously disclosed.

Post Quarter-end Transactions:

●	Sold five properties for approximately $25.1 million. The Company estimates that these sales will generate net proceeds of approximately $24.5 million and a net gain of approximately $8.6 million. These dispositions include:

o	Two industrial properties in Louisville, Kentucky for approximately $9.2 million, that the Company believed reached peak valuation.

o	A retail property in El Paso, Texas for approximately $4.3 million.

o	A retail property in Amarillo, Texas for approximately $5.1 million.

o	A retail property in Austin, Texas for approximately $6.6 million.

Non-GAAP Financial Measures:

One Liberty computes funds from operations, or FFO, in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. In computing FFO, the Company does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

One Liberty computes adjusted funds from operations, or AFFO, by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting from income (i) additional rent from a ground lease tenant, (ii) income on settlement of litigation, (iii) income on insurance recoveries from casualties, (iv) lease termination and assignment fees, and adding back to income (i) amortization of restricted stock and restricted stock unit compensation expense, (ii) amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures), (iii) debt prepayment costs, (iv) amortization of lease incentives and (v) mortgage intangible assets. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO varies from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, the Company believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO and should not be considered to be an alternative to net income as a reliable measure of One Liberty’s operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders. Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating One Liberty’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Operating Measure:

Base Rent, or base rent, generally represents the cash base rent payable to OLP during the twelve months ending September 30, 2027 under leases in effect at October 1, 2026.  See OLP’s Quarterly Report on Form 10-Q for the period ended September 30, 2026 for further information on the calculation of Base Rent.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe One Liberty’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Information regarding important factors that could cause actual outcomes or other events to differ materially from any such forward-looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and the reports filed with the Securities and Exchange Commission thereafter; in particular, the sections of such reports entitled “Cautionary Note Regarding Forward Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included therein. In addition, estimates of rental income and base rent exclude any related variable rent and the adjustments required by GAAP to present rental income; anticipated property purchases, sales, financings and/or refinancings may not be completed during the period or on the terms indicated, or at all; estimates of net proceeds and gains from property sales and financings/refinancings are subject to adjustment, among other things, because actual closing costs (including the amounts, if any, required to pay-off mortgage debt on properties being sold) may differ from the estimated costs; anticipated rent increases, including those tied to filling of vacancies or as a result of market-to-market opportunities (i.e., renewing leased premises or leasing vacant premises at higher rental rates) may not be realized; and amounts presented in this press release and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2026 may differ from one another due to rounding. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events.

About One Liberty Properties:

One Liberty, organized in Maryland in 1982, is an industrial-focused real estate investment trust. The Company owns and operates a geographically diversified portfolio consisting primarily of industrial properties across the United States. Additional financial and descriptive information on One Liberty, its operations and its portfolio, is available on its website at: http://1liberty.com.  Interested parties are encouraged to review One Liberty’s Annual Report on Form 10-K and the other reports it files with the Securities and Exchange Commission for additional information.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.1liberty.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	(Unaudited)
	September 30,	December 31,
	2026	2025
ASSETS
Real estate investments, at cost	$986,959	$972,257
Accumulated depreciation	(192,027)	(194,663)
Real estate investments, net	794,932	777,594

Properties held-for-sale	7,419	—
Cash and cash equivalents	20,117	14,434
Unbilled rent receivable	17,753	17,269
Unamortized intangible lease assets, net	24,930	25,501
Other assets	15,338	22,772
Total assets	$880,489	$857,570

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$533,411	$517,342
Line of credit	10,000	—
Unamortized intangible lease liabilities, net	12,702	12,946
Other liabilities	27,108	27,485
Total liabilities	583,221	557,773

Total One Liberty Properties, Inc. stockholders’ equity	297,081	299,603
Non-controlling interests in consolidated joint ventures	187	194
Total equity	297,268	299,797
Total liabilities and equity	$880,489	$857,570

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues:
Rental income, net	$26,602	$23,771	$80,565	$72,420
Lease termination fees	—	—	1,327	66
Total revenues	26,602	23,771	81,892	72,486

Operating expenses:
Depreciation and amortization	8,311	6,698	25,339	20,070
Real estate expenses	5,281	4,824	15,922	14,753
General and administrative	4,288	4,128	12,616	12,236
Impairment losses	1,422	1,300	1,564	1,300
State tax expense	30	29	210	2
Total operating expenses	19,332	16,979	55,651	48,361

Other operating income
Gain on sale of real estate, net	887	9,071	18,196	16,712
Operating income	8,157	15,863	44,437	40,837

Other income and expenses:
Other income	53	109	103	511
Equity in earnings from sale of unconsolidated joint venture properties	—	991	—	991
Interest:
Expense	(6,795)	(5,617)	(20,613)	(16,896)
Amortization and write-off of deferred financing costs	(311)	(241)	(918)	(751)

Net income	1,104	11,105	23,009	24,692
Net income attributable to non-controlling interests	(8)	(627)	(18)	(1,628)
Net income attributable to One Liberty Properties, Inc.	$1,096	$10,478	$22,991	$23,064

Net income per share attributable to common stockholders - diluted	$.04	$.48	$1.04	$1.05

Funds from operations - Note 1	$9,937	$9,057	$31,684	$28,325
Funds from operations per common share - diluted - Note 2	$.45	$.42	$1.44	$1.30

Adjusted funds from operations - Note 1	$11,007	$10,072	$32,756	$31,203
Adjusted funds from operations per common share - diluted - Note 2	$.50	$.46	$1.49	$1.44

Weighted average number of common shares outstanding:
Basic	21,126	20,883	21,085	20,852
Diluted	21,168	20,946	21,141	20,916

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$1,096	$10,478	$22,991	$23,064
Add: depreciation and amortization of properties	8,094	6,492	24,680	19,437
Add: impairment losses	1,422	1,300	1,564	1,300
Add: amortization of deferred leasing costs	217	206	659	633
Deduct: gain on sale of real estate, net	(887)	(9,071)	(18,196)	(16,712)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	—	(991)	—	(991)
Adjustments: non-controlling interests and our share of unconsolidated joint ventures	(5)	643	(14)	1,594
NAREIT funds from operations applicable to common stock	9,937	9,057	31,684	28,325
Add: amortization of restricted stock and RSU compensation	1,394	1,399	3,908	4,041
Add: amortization and write-off of deferred financing costs	311	241	918	751
Add: amortization of mortgage intangible assets and lease incentives	58	58	174	186
Deduct: lease termination fees	—	—	(1,327)	(66)
Deduct: straight-line rent accruals and amortization of lease intangibles	(693)	(650)	(2,582)	(1,909)
Deduct: other income and income on settlement of litigation	—	(27)	(19)	(82)
Adjustments: non-controlling interests and our share of unconsolidated joint ventures	—	(6)	—	(43)
Adjusted funds from operations applicable to common stock	$11,007	$10,072	$32,756	$31,203

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$.04	$.48	$1.04	$1.05
Add: depreciation and amortization of properties	.38	.31	1.13	.90
Add: impairment losses	.06	.06	.07	.06
Add: amortization of deferred leasing costs	.01	.01	.03	.03
Deduct: gain on sale of real estate, net	(.04)	(.42)	(.83)	(.77)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	—	(.05)	—	(.05)
Adjustments: non-controlling interests and our share of unconsolidated joint ventures	—	.03	—	.08
NAREIT funds from operations per share of common stock - diluted (a)	.45	.42	1.44	1.30
Add: amortization of restricted stock and RSU compensation	.06	.06	.18	.19
Add: amortization and write-off of deferred financing costs	.01	.01	.04	.03
Add: amortization of mortgage intangible assets and lease incentives	—	—	.01	—
Deduct: lease termination fees	—	—	(.06)	—
Deduct: straight-line rent accruals and amortization of lease intangibles	(.02)	(.03)	(.12)	(.08)
Deduct: other income and income on settlement of litigation	—	—	—	—
Adjustments: non-controlling interests and our share of unconsolidated joint ventures	—	—	—	—
Adjusted funds from operations per share of common stock - diluted (a)	$.50	$.46	$1.49	$1.44

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.